UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

October 7, 2011

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1787 Sentry Parkway West Building 18, Suite 400 Blue Bell, Pennsylvania		19422
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 7, 2011, we entered into a Collaborative Development and License Agreement (the “Agreement”) with our affiliate VGX International (“VGX Int’l”). Under the Agreement, we and VGX Int’l will co-develop our SynCon® therapeutic vaccines for hepatitis B and C infections (the “Products”). We are amending the Form 8-K we filed on October 11, 2011 to correct the date of the Agreement.

Under the terms of the agreement, VGX Int’l will receive marketing rights for the Products in Asia, excluding Japan, and in return will fully fund IND-enabling and initial Phase I and II clinical studies with respect to the Products. We will receive from VGX Int’l payments based on the achievement of clinical milestones and royalties based on sales of the Products in the licensed territories, retaining all commercial rights to the Products in all other territories.

The term of the Agreement commenced upon execution and will terminate, unless earlier terminated upon the occurrence of certain events as described in the Agreement, upon the later of: (a) the expiration or abandonment of the last patent that is component of our patent rights, as defined in the Agreement, or (b) 20 years after the commencement date.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release of Inovio Pharmaceuticals, Inc. dated October 10, 2011. (Incorporated by reference to the exhibit filed with the initial filing of the Form 8-K on October 11, 2011.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies, Chief Financial Officer

Date: October 26, 2011